EXHIBIT 5.1

CUTLER LAW GROUP

M. Richard Cutler, Esq

Corporate Securities Law

M Gregory Cutler, Esq.

Admitted in California & Texas

Admitted in Florida

June 6, 2012

Competitive Technologies, Inc.

1375 Kings Highway East, Suite 400

Fairfield, Connecticut 06824

Ladies and Gentlemen:

You have requested our opinion as counsel for Competitive Technologies, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 420,000 shares of Company common stock issuable in connection with shares in lieu of directors fees, executive compensation and legal service agreements.

We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about May 29, 2012 (the "Registration Statement").  We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issues, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

\s\ M. Richard Cutler

Cutler Law Group